Exhibit 10.19

                                   AGREEMENT


         Agreement entered into as of the 6th day of January, 2000, between Christopher Homes Custom Home Division, Inc., a Nevada corporation ("Christopher Homes") and J. Christopher Stuhmer, a resident of Nevada ("Stuhmer").

                                    RECITALS

         A. Christopher Homes is the Manager under a First Amended Operating Agreement, dated February 26, 1999, entitled "First Amended Operating Agreement of Star Canyon/Summerlin, L.L.C., a Nevada Limited Liability Company" (the "Operating Agreement").

         B. Pursuant to Article 5.9 of the First Amended Operating Agreement of Star Canyon Summerlin/L.L.C., the Articles of Organization were amended to change the name of the Limited Liability Company to Bellacere, L.L.C., a Nevada Limited Liability Company, by appropriate filing of a Certificate of Amendment in the office of the Secretary of State of the State of Nevada on May 24, 1999.

         C. Christopher Homes has specifically enumerated duties under the Operating Agreement dealing with the development of a residential community, and Consultant has experience in providing the type of services contemplated.

         D. Christopher Homes desires to retain a Consultant to assist it in performing its duties under the Operating Agreement, and Consultant desires to be retained for this purpose.

         E. Unless otherwise stated, capitalized words and phrases used herein have the same meaning as set forth in the Operating Agreement.

         NOW, THEREFORE, in consideration of the bargaining of the parties and other valuable consideration, the parties AGREE as follows:

         1. Division of Net Profits. In return for the right to receive a consulting fee as provided in this Agreement, Consultant promises to pay to Christopher Homes eighty percent (80%) of all Net Profits to which he is entitled under the Operating Agreement. On each occasion that Consultant receives a distribution of quarterly Net Profits under Section 8.3 of the Operating Agreement, Consultant will pay to Christopher Homes eighty (80%) of the distribution, and Consultant shall retain twenty percent (20%) of said distribution.

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         2. Fees and Other Consideration. In return for the right to receive from Consultant a share of the Net Profits, and in reliance on Consultant's promise to provide the consulting services described in this Agreement in
Section 3, Christopher Homes promises to pay to Consultant as a consulting fee during the term of this Agreement two percent (2%) of all Sales Revenues. Consulting fees will be paid to Consultant concurrently with, and on a pro rata basis with fees paid to Christopher Homes pursuant to Section 8.3 of the Operating Agreement. For purposes of this Agreement, "Sales Revenues" shall have the following meaning:

         "Sales Revenue" means the gross revenues from the sale or other disposition of Lots and Residences as recorded by Southern Highlands/Christopher Homes I, LLC (the "LLC") in accordance with generally accepted accounting principles, including any payments for upgrades, options and improvements and excluding any (i) transfer and similar taxes reimbursed by a buyer, (ii) any third party home warranty previously paid by buyer, (iii) any title insurance prorations, premiums, dues or assignments paid by buyer and owed to third parties,
         (iv) sales concessions afforded to the buyer, and (v) closing costs or direct costs incurred in the transaction that are not recognized as a reduction of revenue.

         In addition to the foregoing, and as additional consideration for this Agreement, the parties agree and acknowledge that Consultant shall be paid his current salary and all benefits by and under the Employment Agreement by and between Mr. J. Christopher Stuhmer and the Fortress Group through the termination date of said Employment Agreement.

         3. Appointment of Consultant. Upon the terms and conditions set forth herein, Christopher Homes hereby retains and engages Consultant and Consultant hereby accepts such retention and engagement.

         4. Duties. Consultant shall assist Christopher Homes in fulfilling its responsibilities under the Operating Agreement with respect to the following matters and in accordance with the following covenants and provisions:

         (a) Plans, Documents, Specifications, and Planning Phase

               1) The Consultant shall be responsible for the management and supervision of the schematic conceptual and design development drawings for base house plans and elevations. The Consultant and Christopher Homes shall agree on the number of plan variations to be offered. The Consultant shall not be responsible for the development of any custom plans designed outside the base plans; however, the Consultant shall have the right to approve any custom plans regarding conformance to community standards and Design Development Covenants.


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               2)   Christopher Homes shall assist the Consultant in the
                    finalization of design development drawings and in establishing construction specifications, finish specifications, development and construction budgets, and project schedules.

               3) Christopher Homes shall be responsible for converting the design development drawings into completed working drawings suitable for obtaining a building permit. The final working drawings are subject to the reasonable approval of Consultant.

               4) Christopher Homes shall provide an annual marketing plan and strategy, and associated sales and marketing budget. All collateral material, advertisements, brochures, and other marketing materials shall be presented to the Consultant for approval.

               5) All plans, designs, specifications, and budgets are subject to the approval of the Consultant.

          (b)  Sales and Marketing Administration

               1) In accordance with the approved budget and plan, Christopher Homes shall provide all sales administration including maintaining an on-site presence and coverage during hours that are currently employed at other Christopher Homes communities (e.g., Palisades, San Michelle).

               2) Christopher Homes shall administer and maintain the model homes, as approved in the plan and budget, in a professional manner and in accordance with the standards practiced at other Christopher Homes communities.

               3) Christopher Homes shall use its best efforts to attain the targeted sales objectives as set forth in the approved plan and budget.

          (c)  Construction Administration

               1) Christopher Homes shall provide administrative, management, and related services as required to coordinate the work of contractors, subcontractors, and vendors in the completion of all home construction in accordance with the approved plans and specifications. Christopher Homes shall supervise and direct the work using its skill and attention and shall be responsible for all construction means, methods, techniques, sequences, and procedures and for coordinating the work under the contract.

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               2)   Quality of work shall be consistent with the quality of
                    workmanship and materials in other Christopher Homes'
                    Models.

               3) Christopher Homes will keep the premises free from excessive accumulation of waste materials and rubbish caused by its operations.

          (d)  Reporting

               1) Christopher Homes shall maintain cost accounting records on all authorized work, and shall submit for the Company's approval on a periodic basis as required, requisitions for payment to subcontractors and vendors in a timely fashion, and in accordance with current Christopher Homes' payment policies and practices. Christopher Homes shall submit the Company-approved draw schedules directly to bank on behalf of the Company; coordinate receipt and distribution of funds received from bank; and administer release of liens and other accounting matters on behalf of the Company.

               2) Christopher Homes shall have no repayment obligation or liability whatsoever to any bank or other lending sources. The Company shall be solely responsible for providing appropriate financing for the development and construction of the project.

               3) In order to facilitate communications between Christopher Homes and the Company, Christopher Homes shall designate a representative to act as a point of contact for the Company. Christopher Homes' representative shall meet with Consultant two times a month and at such other times, with reasonable advance notice by Consultant, as circumstances dictate. Consultant shall not interfere with the management of any Christopher Homes employee, subcontractor or vendor without prior approval of Christopher Homes.

               4) On a monthly basis, Christopher Homes shall provide a written M.D. & A. highlight report to the Company and a P & L budget to actual report, and L.L.C. balance sheet, and an "actual" to projected pro forma analysis.

               5) Other reports shall be provided to the Company including sales and closing reports, construction schedules, house margin reports, and results of customer satisfaction surveys conducted with customers of the project. On a quarterly basis, Christopher Homes will submit revised forecasts for the remaining duration of the project.



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         With respect to the foregoing responsibilities, each of the parties hereto agrees that Consultant shall have sole and absolute control and discretion with respect to all aspects of product control for the design and product development of the Project, as delineated in Section 4(a), above.

         The parties hereto expressly acknowledge and agree that the foregoing description of duties and responsibilities is not intended to change, modify or otherwise abrogate the duties and responsibilities of Christopher Homes under the Operating Agreement. In the event that any provision hereof conflicts with any provision of the Operating Agreement, the terms and provisions of the Operating Agreement shall control.

         It is recognized that although Consultant, as of the date of this Agreement, is the President of Christopher Homes and has executive responsibility for the entity, the parties contemplate a change in the management responsibilities with respect to Christopher Homes. Effective January 6, 2000, Consultant's duties will be limited to those identified above. In carrying out his duties under this Agreement, Consultant shall be subject to the same standard of care to which the Manager is subject as set forth in Section
6.6 of the Operating Agreement. Notwithstanding the foregoing, at all times during the term of this Agreement, and all extended terms hereof, Consultant shall retain the title of "Chairman" of Christopher Homes. Upon termination of this Agreement for any reason, the title of "Chairman" shall be deemed automatically revoked and terminated as of the effective date of termination hereof.

         5. Term.

         (a) Notwithstanding anything to the contrary set forth in Section 6.8 of the Operating Agreement, this Agreement will have an initial term of twelve
(12) months from the date this Agreement is signed by both parties (the "Initial Term"). Further, and notwithstanding anything to the contrary set forth in
Section 6.8 of the Operating Agreement, Consultant shall have the right to elect to extend the term of this Agreement for successive periods of twelve (12) months each at the sole and absolute discretion of Consultant, referred to herein as an "Extended Term." Should Consultant elect not to extend the term hereof for additional term(s) of twelve (12) months, Consultant shall provide not less than ninety (90) days advance written notice to Christopher Homes before the expiration of the applicable term of its election not to extend the term hereof. Should Consultant elect not to extend the term of this Agreement for additional term(s), then Consultant agrees to exercise its right under
Section 6.8 of the Operating Agreement and remove Christopher Homes as Manager, and replace Christopher Homes with a Manager in accordance with the terms of said Operating Agreement.

         (b) Notwithstanding a decision by Consultant to extend the term of this Agreement, Christopher Homes may elect to resign its duties as Manager under the Operating Agreement and not to go forward under this Agreement by providing to Consultant written notice of its election at least ninety (90) days before the expiration of the applicable term, thereby terminating this Agreement. In such event, Consultant agrees to indemnify and hold Christopher Homes harmless against the Members of the Operating Agreement for a claim

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under the Operating Agreement alleging that Christopher Homes wrongfully resigned or terminated its duties under the Operating Agreement.

         6. Payment of Operating Expenses. During the term of this Consulting Agreement, Christopher Homes shall pay the costs for, as tenant, providing Suite 120A, 9500 Hillwood Drive, Las Vegas 89134, as and for business offices from which Consultant shall perform services to Christopher Homes under the terms of this Agreement and any other Agreement entered into between the parties. If requested to do so by Landlord or Consultant, Christopher Homes shall execute the Landlord's Standard Lease Agreement in connection with providing the foregoing Suite for the use of Consultant.

         7. Covenants.

                  (a) Right of First Refusal. If during the term of this Agreement, Consultant has an opportunity to participate in a project similar in structure to the Bellacere Project which calls for a manager on behalf of whom Consultant will provide design and marketing services, Consultant shall give written notice to Christopher Homes (the "Notice"). The Notice shall set forth a description of the project and a summary of the terms and proposed conditions of the manager's role in the project and the relationship Consultant would have with the manager, including fees and profit opportunities. Christopher Homes will have thirty (30) days from the date of service of such notice as defined hereinbelow to notify Consultant in writing of its acceptance of terms of the offer. The parties shall thereafter proceed to finalize the negotiation and execution of a definitive agreement implementing the terms of the offer. If Christopher Homes does not accept the offer within the thirty (30) day period, Consultant may associate as a consultant to another party that will act as the manager of the project, provided the terms and conditions of the transaction are identical to or worse than those contained in the Notice from Consultant as they relate to the manager.

         This right of First Refusal shall not apply to and shall not require Consultant to provide notice to Christopher Homes in the event that Consultant is an Owner of any entity which is contemplated to be the proposed manager of the Project which may be deemed to be similar in structure to the Bellacere Project. Further, except as specifically limited hereinabove, there are no rights of First Refusal conveyed or granted to Christopher Homes herein.

                  (b) Removal of Christopher Homes as Manager.

                           (i) Subject to the conditions subsequent set forth in
                  subsection 7(b)(ii) below, Consultant covenants that during the term of the Project, he will not exercise his right under
                  Section 6.8 of the Operating Agreement to remove Christopher Homes as Manager or in any other fashion take action to remove Christopher Homes as Manager or omit to take action that has the effect of removing Christopher Homes as Manager.



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                           (ii) Consultant shall be entitled to exercise his
                  right under Section 6.8 of the Operating Agreement to remove Christopher Homes as Manager if, during the effective term of this Consulting Agreement, either one of the following occurs:

                           (A) Christopher Homes is dissolved;

                           (B) Christopher Homes or the Fortress Group, Inc.
                  commences voluntary proceeding under either Federal Bankruptcy Laws or under any other applicable Federal or State Law relating to insolvency;

                           (C) This Agreement is terminated by Consultant
                  pursuant to Section 8(b) hereinbelow;

                           (D) Christopher Homes mis-manages or falls to perform
                  one or more of its duties under the Operating Agreement or as set forth herein, which remains uncured within the time set forth in Section 8(b)(ii) herein.

                           (E) A change in the ownership of voting stock of the
                  Fortress Group to any person or entity owning more than fifty percent (50%) of the outstanding voting shares of stock of the Fortress Group, Inc.

         8. Termination.

         (a) This Agreement shall terminate at the end of the Initial Term, or any successive Extended Term as defined in Section 5 hereinabove. Upon termination in accordance with the provisions of Section 5, Christopher Homes shall be entitled to payment of any unpaid fees and profits, if any, under
Section 1 hereof due from closed escrows of sales of Lots and residences to third-party home buyers. With respect to Lots and residences under construction as of the date of termination in accordance with the provisions of Section 5, and with respect to residences which are sold but upon which construction has not yet commenced, Christopher Homes shall have the right, duty and responsibility to complete the construction of homes on said Lots and residences in accordance with the terms of this Agreement and the Operating Agreement, and Christopher Homes shall be paid its fee and profits, if any, under Section 1 hereof based upon the Sales Revenue of such residences on the date of close of escrow for such Lots and residences, notwithstanding the fact that the termination of this Agreement may precede the completion of construction and close of escrows.

         (b) This Agreement may also be earlier terminated in accordance with the following provisions:

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                           (i) By Consultant removing Christopher Homes as
                  Manager in accordance with the provisions of paragraph 7(b)(ii); or

                           (ii) Upon written notice by the non-defaulting party
                  hereto to the other party of a material breach of one or more of the obligations of this Agreement which notice gives the defaulting party reasonable opportunity to cure of a period of time not less than thirty (30) days, and which breach is not cured within the period defined herein and in the notice given by the non-defaulting party. Notwithstanding the foregoing or any other term or provision set forth in this Consulting Agreement, Christopher Homes shall not be entitled to terminate this Agreement under any circumstances unless the termination is coupled with the contemporaneous resignation of Christopher Homes as Manager under the First Amended Operating Agreement of Star Canyon/Summerlin, L.L.C., as amended for Bellacere, L.L.C.

                  (c) In the event of termination of this Agreement in accordance with the terms of Section 7(b) (A),(B),(C) and (D) hereinabove, Christopher Homes shall be entitled to receive payment of any unpaid fees and profits under Section 1 hereof, if any, due from closed escrows of sales of Lots to third-party home buyers, and with respect to Lots and residences under construction based upon an amount equal to the product of the percentage of construction completed on homes under construction multiplied by the estimated Sales Revenue of such homes as of the date of termination, plus an amount of profit under Section 1 hereof, if any, based upon an amount equal to the product of the percentage of construction completed on homes under construction multiplied by the amount of profit for each home calculated as of the date of close of escrow. Christopher Homes shall not be entitled to any fee for homes upon which construction has not been commenced as of the date of termination.

         9. Miscellaneous.

                  (a) Notices, Covenants, Etc. Any notices, consents or other communication required to be sent or given hereunder by any of the parties shall in every case be in writing and shall be deemed properly served if (i) delivered personally, (ii) sent by registered or certified mail, in all such cases with first class postage prepaid, return receipt requested, or (iii) delivered by a recognized overnight courier services, to the parties at the addresses as set forth below or at such other addresses as may be furnished in writing.

                           (1) If to Consultant:

                               J. Christopher Stuhmer
                               9500 Hillwood Drive, Suite 120A
                               Las Vegas, Nevada 89134

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                           (2) If to Christopher Homes:

                               Christopher Homes, Custom Home Division
                               Attention: J. Christopher Stuhmer
                               9500 Hillwood Drive, Suite 200
                               Las Vegas, Nevada 89134

                           (3) The Fortress Group, Inc.
                               1650 Tysons Boulevard, Suite 600
                               McLean, VA 22102

                               Attention: George Yeonas
                               Chief Executive Officer

Date of service of such notice shall be either: (1) the date such notice is personally delivered; or (2) three (3) days after the date of mailing if sent by certified or registered mail; or (3) one (1) day after date of delivery to the overnight courier if sent by overnight courier.

                  (b) Severability. The unenforceability or invalidity of any provision of this Agreement shall not affect the enforceability or validity of any other provision.

                  (c) Documents. Each party will execute all documents and take such other actions as the other party may reasonably request in order to consummate the transactions provided for herein and to accomplish the purposes of this Agreement.

                  (d) Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

                  (e) Governing Law. This Agreement shall be construed and governed in accordance with the law of the State of Nevada, without giving effect to conflicts and choice of law principles.

                  (f) Headings. The subject headings of Articles and Sections of this Agreement are included for purposes of convenience only and shall not effect the construction or interpretation of any of its provisions.

                  (g) Assignment. This Assignment will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns but Consultant may not assign or delegate his duties hereunder without the prior written consent of Christopher Homes.

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                  (h) Entire Agreement. This Agreement and the Operating
Agreement incorporated by reference to the Agreement set forth the entire understanding of the parties and supersedes all prior or contemporaneous agreements or negotiations (whether in writing or oral) and may be modified only by instruments signed by both of the parties hereto. Oral modifications are absolutely prohibited.

                  (i) Third Parties. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or entity, other than the parties to this Agreement, any rights ore remedies under or by reason of this Agreement.

                  (j) Interpretive Matters. Unless the context otherwise requires, (i) all references to Articles, Sections, Schedules or Exhibits in this Agreement, and (ii) words in the singular or plural include the singular and plural and pronouns stated in either the masculine, feminine or neuter gender shall include the masculine, feminine and neuter.

                  (k) Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay in any party in exercising a right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of the right, power , or privilege, and no single or partial exercise of a right, power, or privilege will preclude any other or further exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law,
(a) no claim or right arising out of this Agreement or the documents referred to in it can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party;
(b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given.

                  (l) ALL CLAIMS (PURSUANT TO FEDERAL OR STATE STATUTE(S) OR BY COMMON LAW), CONTROVERSIES, DIFFERENCES OR DISPUTES BETWEEN CHRISTOPHER HOMES AND CONSULTANT ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE BREACH THEREOF, SHALL BE SETTLED BY ARBITRATION IN ACCORDANCE WITH THE RULES THEN IN EFFECT OF THE AMERICAN ARBITRATION ASSOCIATION AT THE TIME OF THE DISPUTE. AFTER AN AWARD IS RENDERED BY THE ARBITRATOR(S), A JUDGMENT MAY BE ENTERED IN ANY COURT OF COMPETENT JURISDICTION. THE ARBITRATION SHALL OCCUR IN LAS VEGAS, NEVADA TO THE EXCLUSION OF ALL OTHER LOCATIONS. THE ARBITRATOR(S) CANNOT ADD OR SUBTRACT TO THE CONTENTS OF THIS AGREEMENT. THE PARTIES AGREE THAT THE ARBITRATOR(S) MAY INCLUDE PROVISION FOR THE PAYMENT OF COSTS AND EXPENSES, INCLUDING REASONABLE ATTORNEY'S FEES AS PART OF ANY RULING OR AWARD MADE THEREUNDER. THE PARTIES ACKNOWLEDGE THAT ARBITRATION SHALL BE THE SOLE, FINAL, BINDING AND EXCLUSIVE REMEDY OF THE PARTIES WITH RESPECT TO ANY SUCH MATTER FOR WHICH ARBITRATION IS REQUIRED HEREUNDER. IN PREPARATION FOR THE

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ARBITRATION HEREIN, EACH PARTY MAY UTILIZE ALL METHODS OF DISCOVERY AUTHORIZED
BY THE PROCEDURAL RULES AND STATUTES OF NEVADA AND MAY ENFORCE THE RIGHT TO OBTAIN SUCH DISCOVERY IN THE MANNER PROVIDED BY SAID RULES AND STATUTES AND/OR BY THE ARBITRATION LAW OF THE STATE OF NEVADA.

                  (m) Limitation of Damages. Consultant and Christopher Homes agree and acknowledge that any and all damages sustained or incurred by Christopher Homes, if any, resulting from a material breach of the obligations set forth in this Agreement shall be expressly limited to Christopher Homes' claim of right to receive from the Consultant an amount equal to Consultant's Net Profit under paragraph 1 hereinabove and Consultant's fee limited to two percent (2%) of all Sales Revenue as defined in paragraph 2 hereof. Christopher Homes expressly waives, relinquishes and releases Consultant from any other claim or any other damages except as expressly set forth herein.

                  IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                   CHRISTOPHER HOMES CUSTOM HOME
                                          DIVISION, INC.

                                   By: /s/ Illegible
                                       ----------------------

                                   Consultant:

                                   /s/
                                   --------------------------
                                   J. Christopher Stuhmer


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